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                                                                    EXHIBIT 99.1



                                [CARAUSTAR LOGO]



FOR IMMEDIATE RELEASE
SEPTEMBER 12, 2000


                                              CONTACT:  H. Lee Thrash, III
                                                        Chief Financial Officer
                                                        (770) 948-3101


                      CARAUSTAR INDUSTRIES, INC. INVOLVED
                IN CONTRACT DISPUTE WITH GYPSUM FACING CUSTOMER



ATLANTA, Georgia - Caraustar Industries, Inc. (NASDAQ-NMS Symbol: CSAR) today announced that it is involved in a contract dispute with its largest gypsum facing paper customer, Georgia-Pacific Corporation (G-P). The contract, which was executed in April 1996 and terminates on August 20, 2005, unless extended, expressly requires G-P to purchase all paper products used in wallboard manufacturing at the G-P wallboard plants designated in the contract. Since inception, the parties have performed their respective obligations under the contract in accordance with this requirement. G-P has recently taken the position that the contract does not include certain grades of gypsum facing paper and that G-P will manufacture these grades for itself. At the present time, G-P's purchases from Caraustar have fallen by more than 80 percent from the 7,000 tons per month level that prevailed during the first half of 2000. G-P has also indicated that it expects to further reduce its purchases of gypsum facing paper from Caraustar in the very near future. Caraustar has filed a lawsuit against G-P seeking damages for breach of contract, and in response G-P filed a separate action for a declaratory judgment seeking to justify its new interpretation of the contract.

Caraustar estimates that as a result of G-P's reductions in purchases, Caraustar's pre-tax operating income will be reduced by $2.0 million to $2.9 million, and per-share earnings will be reduced by $0.05 to $0.07 in the third quarter. Because of G-P's actions, Caraustar will immediately close its Camden, New Jersey mill, which will result in a one-time after-tax charge of approximately $6.0 million.

Thomas V. Brown, president and chief executive officer of Caraustar Industries, Inc., stated, "We remain hopeful that Caraustar and G-P can resolve this matter. In the meantime, however, we will work to minimize the long-term effect of G-P's sudden and unexpected actions, and to recover our losses in full from G-P if we cannot reach an amicable settlement. Until this occurrence Caraustar's gypsum facing paper mills were operating at full capacity. We believe that over time we can establish or expand supply relationships with several other gypsum wallboard companies while maintaining our ability to honor the contract with G-P."

                                     -more-

        PHONE 770 - 948 - 3101 . P. O. BOX 115 . AUSTELL, GA 30168-0115
              3100 JOE JERKINS BOULEVARD . AUSTELL, GA 30106-3227


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Caraustar Industries, Inc.
September 12, 2000
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Caraustar will be hosting a Web cast on this announcement beginning at 1:00
p.m. (EDT) Tuesday, September 12, 2000. In order to listen to the Webcast of this conference call, participants can log on at http://www.streetevents.com or log on at http://www.caraustar.com and click on "Our Financials" for the Web cast link.

Caraustar, a recycled packaging company, is one of the largest and lowest-cost manufacturers and converters of recycled paperboard and recycled packaging products in the United States. The company has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar is the only major packaging company that serves the four principal recycled paperboard product markets: tubes, cores, and cans; folding carton and custom packaging; gypsum wallboard facing paper; and miscellaneous "other specialty" and converted products. Please visit the Caraustar Web site at http://www.caraustar.com for additional information on the company.

This press release contains certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company's expectations, anticipations or beliefs, including statements regarding anticipated improvement in industry or market conditions and expectations of improved performance in future quarters. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors, including, but not limited to, the outcome of the pending dispute with G-P and the company's ability to minimize the impact of, or recover from G-P, losses resulting from the dispute, fluctuations in raw material prices and the economy in general, the degree and nature of competition, demand for the company's products, changes in government regulations and the company's ability to complete acquisitions and successfully integrate the operations of acquired businesses. Additional relevant risk factors that could cause actual results to differ materially are discussed in the company's registration statements and reports filed with the Securities and Exchange Commission, which are available from the company. These documents also may be examined at public reference facilities maintained by the Securities and Exchange Commission or, to the extent filed via EDGAR, accessed through the Web Site of the Securities and Exchange Commission (http://www.sec.gov).





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